SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                          Date of Report: July 14, 2006

                                TRUDY CORPORATION
                                 353 Main Avenue
                           Norwalk, Connecticut 06851


                           Commission File No. 0-16056
                      Incorporated in the State of Delaware
                      Federal Identification No. 06-1007765


                            Telephone: (203) 846-2274


                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 204.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.02 Unregistered Sales of Equity Securities.

         The registrant announced in a press release issued July 7, 2006 that the Board of Directors authorized and approved the proposed conversion by Mr. William W. Burnham and Mrs. Alice B. Burnham of their loans to the Company, plus accrued interest (an aggregate of approximately $1,404,300), into approximately 140 million shares of Common Stock of the Company at a conversion rate of $0.01/per share. The conversion price was recommended by the Independent Committee of the Board of Directors of the Company and was unanimously approved by the Board of Directors, Mr. and Mrs. Burnham having recused themselves from voting.

The issuance by the Company of the aforementioned shares was exempt from registration under the Securities Act of 1933, as amended (the "Act"), pursuant to the provisions of Section 4(2) of the Act. The transaction did not involve any public offering. The shares were issued solely to two principal shareholders of Trudy, one of whom is Chairman and a Director and the other of whom serves as a Director, as the result of negotiations for the conversion and cancellation of principal and accrued interest of substantial shareholder loans. No securities were offered or issued to any other person.

The conversion is effective July 7, 2006.


Item 9.01 Financial Statements and Exhibits.

(c)      Exhibits

         99.7     Press release of the Registrant, dated July 7, 2006.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       TRUDY CORPORATION

Date:   July 14, 2006                  By /s/ ASHLEY C. ANDERSEN
                                          --------------------------------------
                                          Ashley C. Andersen,
                                          Chief Executive Officer